BERKOVITS & COMPANY, LLP
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2007, relating to the consolidated financial statements of Silverado Gold Mines, Ltd. (the Company) for the year ended November 30, 2006 appearing in the Company's Annual Report on Form 10-KSB for the year then ended as filed with the Securities and Exchange Commission on March 15, 2007 and to all references to our firm included in this Registration Statement.

Berkovits & Company, LLP

Fort Lauderdale, Florida
September 5, 2007

8211 WEST BROWARD BOULEVARD • SUITE 340 • FORT LAUDERDALE, FLORIDA 33324
(BROWARD) (954) 475-3199 • (800) 689-3521 • FAX (954) 472-2308 (DADE) (305) 944-9326 • FAX (305) 402-3103
E-MAIL: blcpa@bl-cpa.com